Exhibit 99.(l)

Faegre Drinker Biddle & Reath LLP 1500 K Street, N.W., Ste 1100 Washington, D.C. 20005 +1 202 230 5000 main +1 202 842 8465 fax

December 15, 2025

First Trust Enhanced Private Credit Fund

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

RE:	First Trust Enhanced Private Credit Fund

Ladies and Gentlemen:

We have acted as counsel to First Trust Enhanced Private Credit Fund (the “Fund”), a Delaware statutory trust, in connection with the filing of the Fund’s registration statement on Form N-2, including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “1933 Act”), shares of beneficial interest (the “Shares”) representing interests in the Fund. The Fund offers two classes of Shares, Class A Shares and Class I Shares. The Fund is authorized to issue an unlimited number of Shares.

In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Agreement and Declaration of Trust and By-Laws (collectively, the “Governing Documents”) and the resolutions adopted by the Board of Trustees of the Fund (the “Board”) relating to the authorization of the sale and issuance of the Shares in a continuous public offering, and have considered such other legal and factual matters as we have deemed appropriate.

We have assumed for this opinion that the Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

This opinion is based exclusively on the laws of the State of Delaware.

Based on the foregoing, it is our opinion that:

1.            The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.            When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our firm in the Prospectus and Statement of Additional Information included in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP